ParkOhio Announces Record Sales and Strong Second Quarter 2026 Results;
Raises FY 2026 Outlook

CLEVELAND, OHIO, August 5, 2026 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the second quarter of 2026.

“We are pleased to announce record second quarter revenues, driven by strong demand across most end markets. Disciplined execution by our team continued to translate into improved profitability metrics and cash flow performance. We believe our transformation into a faster growing, less cyclical business continues, and we expect that productivity investments in our core products and services are in the early days of adding to the durability of our long-term operating model. Given our strong first half performance and visibility into our customer demand for the second half, we feel well-positioned to raise the bar for our performance in 2026,” said Matthew V. Crawford, Chairman and Chief Executive Officer.

Second Quarter 2026 Highlights
•Record revenue of $440 million, up 10% year-over-year.
•Year-over-year sales growth in all three business segments, reflecting continued strong demand across aerospace and defense, AI data center, electrical steel, semiconductor, oil and gas, heavy-duty truck and powersports end markets.
•Gross margin of 17.9%, up 90 basis points compared to 17.0% in the 2025 second quarter and the highest quarterly level since 2013.
•GAAP EPS of $0.87, up 30% compared to $0.67 in the 2025 second quarter; Adjusted EPS of $0.93, up 24% compared to $0.75 in the prior year quarter.
•Operating cash flow of $9 million compared to a use of $14 million in the 2025 second quarter, an improvement of $23 million year-over-year.
•Our review of strategic alternatives for our Southwest Steel Processing business is ongoing.

Second Quarter 2026 Segment Highlights
•Supply Technologies – Record revenue of $209.3 million compared to $187.1 million in the second quarter of 2025, an increase of 12% driven by sales growth in the semiconductor, AI data center, powersports, aerospace and defense, heavy-duty truck, agricultural and industrial equipment end markets. Year-over-year operating income increased 13.5% and operating margins were 8.8%, reflecting the benefit of higher sales, continued sales growth of our proprietary products in our fastener manufacturing business, and various profit-enhancement initiatives. In addition, results benefited from ongoing investments in automation initiatives designed to improve productivity and reduce operating costs across the business.

•Assembly Components – Revenue of $101.4 million compared to $95.1 million in the second quarter of 2025, an increase of 7%. Improved volumes were driven by new business and increased year-over-year demand from various automotive platforms in each of our product lines. We continue to leverage our long-standing OEM relationships to expand into new product development and innovation opportunities. Our vertically integrated polymer extrusion and
-more-

molding capabilities, combined with a global manufacturing footprint, position us to support fluid transfer and critical component applications across traditional, hybrid and electrified powertrains, as well as broader industrial markets.

•Engineered Products – Record revenue of $129.4 million compared to $117.9 million in the second quarter of 2025, an increase of 10%. New equipment bookings totaled $66 million in the quarter and were driven by strong demand across defense, electrical steel processing, oil and gas, agriculture, AI data center, semiconductor and other general industrial end markets. Equipment backlog at June 30, 2026 totaled $252 million, an increase of 23% from December 31, 2025 and 29% from June 30, 2025. Operating margins of 7.0% increased 190 basis points compared to the corresponding 2025 quarter, driven by 13% year-over-year sales growth in our aftermarket sales and service business, and improvement throughout all businesses in our forged and machined products group. Through our expanding global aftermarket parts and service operations and investments in production efficiency, we are enhancing lifecycle value for customers and positioning the segment for improved operating performance as backlog converts to revenue.

Year-to-Date Highlights
•Record revenue of $861 million, up 7% year-over-year.
•Strong year-over-year sales growth in all three business segments.
•Record June 30 year-to-date revenue in Supply Technologies and Engineered Products segments.
•Gross margin of 17.6%, an increase of 70 basis points compared to 16.9% in the 2025 period.
•GAAP EPS of $1.44 compared to $1.28 in the 2025 period; Adjusted EPS of $1.57 compared to $1.41 in the prior year period.

Full Year 2026 Outlook Raised

As we continue to optimize our portfolio to capture opportunities created by key macroeconomic trends, drive revenue growth across each of our business segments, and implement operational improvement initiatives, we are raising our previously announced 2026 outlook as follows:

	Previous	Updated
Net Sales	$1.675 billion to $1.710 billion	$1.700 billion to $1.730 billion, an increase of 6% to 8% over 2025
Adjusted EPS	$2.90 to $3.20 per diluted share	$3.10 to $3.30 per diluted share, an increase of 15% to 22% over 2025
EBITDA (as defined)	8-9% of Net Sales	8.5-9% of Net Sales
Free Cash Flow	$20 million to $30 million	$20 million to $30 million

Our raised outlook reflects revenue growth and continued margin expansion, supported by continued strong AI-related demand, accelerated aerospace and defense production and continued growth in key industrial markets in Supply Technologies; strong backlogs in Engineered Products resulting from increasing demand from electrical steel, aerospace and defense and oil and gas markets; and increased operating efficiency across all three business segments.

As announced on May 6, 2026, the Company has engaged an investment banking firm to assist in a formal review of strategic alternatives for our Southwest Steel Processing (“SSP”) business, including a potential sale or other transaction. Our 2026 outlook includes the impact of SSP, which is expected to contribute approximately $15 million in revenue and a loss of approximately $0.50 per diluted share. Accordingly, the outcome of our strategic review process represents potential upside to our current outlook. In the three and six months ended June 30, 2026, our share of the net loss attributable to the SSP business, which is included in our results from continuing operations, was approximately $0.09 and $0.21 per diluted share, respectively.

Our review of strategic alternatives is ongoing. There can be no assurance that this review will result in any transaction or particular outcome.

The Company does not provide reconciliations of forward-looking non-GAAP financial measures, such as Adjusted EPS, to the most comparable GAAP financial measures due to the inherent difficulty in forecasting certain items, including non-cash or infrequent charges, which are not available without unreasonable effort.

Long-Term Positioning

We believe our record results this quarter indicate our businesses are capitalizing on the significant demand for electrical infrastructure-related spending we have mentioned in previous commentary. While the diversity of our end markets is a strength, we are tactically positioning the business to take advantage of these trends. We remain committed to our goal of building a diverse integrated group of leading high value industrial companies, each of which has a deep competitive moat built over decades on brand, customer relationships, process innovation and intellectual property.

Webcast and Conference Call

A live webcast and conference call to review ParkOhio’s second quarter 2026 financial results will be held on Thursday August 6, 2026, at 9:00 a.m. Eastern Time. To access the webcast, please visit the Investor Relations section of the Company’s website at https://www.pkoh.com. A corresponding investor presentation will also be available on the site prior to the call.

ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates approximately 130 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.

This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the outcome of our strategic review of the SSP business; the impact supply chain and logistic issues have on our business, results of operations, financial position and liquidity; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities, or geopolitical unrest; public health issues, including the outbreak of infectious diseases and any impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under "Item 1A. Risk Factors" included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In millions, except per share data)
Net sales	$440.1	$400.1	$861.1	$805.5
Cost of sales	361.2	331.9	709.5	669.2
Selling, general and administrative expenses	53.1	46.8	104.8	95.0
Restructuring and other special charges	1.3	1.3	2.6	2.3
Operating income	24.5	20.1	44.2	39.0
Other components of pension and other postretirement benefits income, net	2.2	1.8	4.3	3.6
Interest expense, net	(12.3)	(11.2)	(24.6)	(22.2)
Income from continuing operations before income taxes	14.4	10.7	23.9	20.4
Income tax expense	(2.4)	(1.8)	(4.0)	(3.7)
Income from continuing operations	12.0	8.9	19.9	16.7
Loss attributable to noncontrolling interests	0.2	0.4	0.5	1.1
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	12.2	9.3	20.4	17.8
Loss from discontinued operations, net of tax	(0.1)	(0.1)	(0.2)	(0.3)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$12.1	$9.2	$20.2	$17.5

Income (loss) per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic:
Continuing operations	$0.88	$0.68	$1.47	$1.30
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)
Total	$0.87	$0.67	$1.46	$1.28
Diluted:
Continuing operations	$0.87	$0.67	$1.44	$1.28
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)
Total	$0.86	$0.66	$1.43	$1.26
Weighted-average shares used to compute income (loss) per share:
Basic	13.9	13.7	13.9	13.7
Diluted	14.2	14.0	14.2	13.9

Dividends per common share	$0.125	$0.125	$0.250	$0.250

Other financial data:
EBITDA, as defined	$38.8	$35.2	$73.0	$69.1

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings from continuing operations is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings from continuing operations is income from continuing operations calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings from continuing operations to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant noncash credits or charges and certain infrequent items impacting net income. Adjusted earnings is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, income from continuing operations calculated in accordance with GAAP. Adjusted income from continuing operations herein may not be comparable to similarly titled measures of other companies. The following table reconciles income from continuing operations to adjusted earnings from continuing operations:

	Three Months Ended June 30,				Six Months Ended June 30,
	2026		2025		2026		2025
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	$12.2	$0.87	$9.3	$0.67	$20.4	$1.44	$17.8	$1.28
Adjustments:
Restructuring and other special charges	1.3	0.08	1.3	0.10	2.6	0.17	2.3	0.17
Tax effect of above adjustments	(0.3)	(0.02)	(0.2)	(0.02)	(0.5)	(0.04)	(0.5)	(0.04)
Adjusted earnings	$13.2	$0.93	$10.4	$0.75	$22.5	$1.57	$19.6	$1.41

The following table shows the impact of these adjustments on our segment results (continuing operations):

	Cost of Sales	SG&A	Total	Cost of Sales	SG&A	Total
	(In millions)
	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025
Supply Technologies	$—	$0.3	$0.3	$—	$0.4	$0.4
Assembly Components	—	0.3	0.3	—	0.5	0.5
Engineered Products	—	0.6	0.6	—	0.4	0.4
Corporate	—	0.1	0.1	—	—	—
Total continuing operations	$—	$1.3	$1.3	$—	$1.3	$1.3

	Six Months Ended June 30, 2026			Six Months Ended June 30, 2025
Supply Technologies	$—	$0.3	$0.3	$—	$0.4	$0.4
Assembly Components	—	0.7	0.7	—	0.7	0.7
Engineered Products	—	1.1	1.1	—	1.2	1.2
Corporate	—	0.5	0.5	—	—	—
Total continuing operations	$—	$2.6	$2.6	$—	$2.3	$2.3

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the credit agreement (the “Credit Agreement”) governing the Company's current revolving credit facility. Management uses EBITDA, as defined to calculate its debt service coverage ratio under the Credit Agreement. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In millions)
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	$12.2	$9.3	$20.4	$17.8
Add back:
Interest expense, net	12.3	11.2	24.6	22.2
Income tax expense	2.4	1.8	4.0	3.7
Depreciation and amortization	8.4	8.2	16.7	16.5
Stock-based compensation expense	1.4	1.3	2.8	2.8
Restructuring, business optimization and other costs	1.3	1.3	2.6	2.3
EBITDA loss attributable to Designated Subsidiary	0.7	2.0	2.0	3.8
Other	0.1	0.1	(0.1)	—
EBITDA, as defined	$38.8	$35.2	$73.0	$69.1

The Credit Agreement provides for a revolving credit facility, which matures in July 2030, in the amount of $405.0 million. The availability of borrowings under the revolving credit facility is based on (1) our calculated availability under the Credit Agreement and (2) if such calculated availability decreases below $50.625 million, our ability to meet a debt service ratio covenant generally based on our EBITDA, as defined compared to our consolidated debt charges for the most recent four-quarter period. If our calculated availability is less than $50.625 million, our debt service coverage ratio must be greater than 1.0. At June 30, 2026, our calculated availability was $101.9 million; therefore, the debt service ratio covenant did not apply. Failure to maintain calculated availability of at least $50.625 million and meet the debt service ratio covenant could materially impact the availability and interest rate of future borrowings. Our debt service coverage ratio could be materially impacted by negative economic trends, including inflation and supply chain disruptions. While we expect to remain in compliance throughout 2026, declines in sales volumes in the future, including due to the current macroeconomic conditions, could adversely impact our ability to remain in compliance with certain of these financial covenants.

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30, 2026	December 31, 2025
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$48.3	$44.8
Accounts receivable, net	288.7	265.0
Inventories, net	427.6	420.9
Other current assets	133.3	121.8
Total current assets	897.9	852.5
Property, plant and equipment, net	205.5	198.5
Operating lease right-of-use assets	44.2	41.2
Goodwill	114.8	115.8
Pension assets	93.7	93.3
Other long-term assets	114.6	118.3
Total assets	$1,470.7	$1,419.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$215.8	$199.8
Current portion of long-term debt and short-term debt	7.3	8.3
Current portion of operating lease liabilities	11.5	10.9
Accrued expenses and other	139.9	147.6
Total current liabilities	374.5	366.6
Long-term liabilities, less current portion:
Long-term debt	652.6	620.7
Long-term operating lease liabilities	32.6	30.4
Other long-term liabilities	18.5	19.1
Total long-term liabilities	703.7	670.2
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	391.1	380.9
Noncontrolling interests	1.4	1.9
Total equity	392.5	382.8
Total liabilities and shareholders' equity	$1,470.7	$1,419.6

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In millions)
OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Income from continuing operations	$12.0	$8.9	$19.9	$16.7
Adjustments to reconcile income from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	8.4	8.2	16.7	16.5
Stock-based compensation expense	1.4	1.3	2.8	2.8
Changes in operating assets and liabilities:
Accounts receivable	(9.7)	1.5	(24.5)	(23.5)
Inventories	(1.1)	(1.8)	(8.1)	3.2
Prepaid and other current assets	(13.3)	1.2	(12.2)	(6.6)
Accounts payable and accrued expenses	9.5	(32.1)	7.4	(34.0)
Other	2.0	(0.9)	(0.6)	1.2
Net cash provided by (used in) operating activities from continuing operations	9.2	(13.7)	1.4	(23.7)
INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Purchases of property, plant and equipment	(11.0)	(7.4)	(23.5)	(16.9)
Net cash used in investing activities from continuing operations	(11.0)	(7.4)	(23.5)	(16.9)
FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Proceeds from revolving credit facility, net	7.4	14.7	33.6	38.9
Proceeds from (payments on) other debt, net	0.6	0.5	(0.7)	(0.3)
Payments on finance lease facilities, net	(0.7)	(0.6)	(1.3)	(1.9)
Dividends	(1.8)	(1.8)	(3.6)	(3.6)
Payments of withholding taxes on share awards	(2.0)	(1.6)	(2.0)	(1.6)
Net cash provided by financing activities from continuing operations	3.5	11.2	26.0	31.5
DISCONTINUED OPERATIONS
Total used by operating activities	(0.1)	(0.1)	(0.2)	(0.3)
Decrease in cash and cash equivalents from discontinued operations	(0.1)	(0.1)	(0.2)	(0.3)
Effect of exchange rate changes on cash	—	1.1	(0.2)	1.9
Increase (decrease) in cash and cash equivalents	1.6	(8.9)	3.5	(7.5)
Cash and cash equivalents at beginning of period	46.7	54.5	44.8	53.1
Cash and cash equivalents at end of period	$48.3	$45.6	$48.3	$45.6
Interest paid	$5.0	$17.7	$24.7	$22.3
Income taxes paid	$5.0	$8.0	$9.4	$13.3

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Supply Technologies	Assembly Components	Engineered Products	Total
	(In millions)
	Three Months Ended June 30, 2026
Net sales	$209.3	$101.4	$129.4	$440.1
Cost of sales	170.5	90.5	100.2	361.2
Gross profit	38.8	10.9	29.2	78.9
Selling, general and administrative expenses	20.0	5.3	19.6	44.9
Restructuring and other special charges	0.3	0.3	0.6	1.2
Segment operating income	18.5	5.3	9.0	32.8
Corporate expenses				(8.2)
Corporate restructuring and other special charges				(0.1)
Operating income				24.5
Other components of pension and other postretirement benefits income, net				2.2
Interest expense, net				(12.3)
Income from continuing operations before income taxes				$14.4

	Three Months Ended June 30, 2025
Net sales	$187.1	$95.1	$117.9	$400.1
Cost of sales	154.3	84.2	93.4	331.9
Gross profit	32.8	10.9	24.5	68.2
Selling, general and administrative expenses	16.1	4.8	18.1	39.0
Restructuring and other special charges	0.4	0.5	0.4	1.3
Segment operating income	16.3	5.6	6.0	27.9
Corporate expenses				(7.8)
Operating income				20.1
Other components of pension and other postretirement benefits income, net				1.8
Interest expense, net				(11.2)
Income from continuing operations before income taxes				$10.7

	Six Months Ended June 30, 2026
Net sales	$404.4	$201.6	$255.1	$861.1
Cost of sales	328.4	180.5	200.6	709.5
Gross profit	76.0	21.1	54.5	151.6
Selling, general and administrative expenses	39.7	10.2	38.7	88.6
Restructuring and other special charges	0.3	0.7	1.1	2.1
Segment operating income	36.0	10.2	14.7	60.9
Corporate expenses				(16.2)

Corporate restructuring and other special charges				(0.5)
Operating income				44.2
Other components of pension and other postretirement benefits income, net				4.3
Interest expense, net				(24.6)
Income from continuing operations before income taxes				$23.9

	Six Months Ended June 30, 2025
Net sales	$374.9	$192.0	$238.6	$805.5
Cost of sales	307.5	169.9	191.8	669.2
Gross profit	67.4	22.1	46.8	136.3
Selling, general and administrative expenses	32.9	10.5	35.8	79.2
Restructuring and other special charges	0.4	0.7	1.2	2.3
Segment operating income	34.1	10.9	9.8	54.8
Corporate expenses				(15.8)
Operating income				39.0
Other components of pension and other postretirement benefits income, net				3.6
Interest expense, net				(22.2)
Income from continuing operations before income taxes				$20.4

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted segment operating income (loss) is a non-GAAP financial measure that the Company is providing in this press release. Adjusted segment operating income (loss) is calculated as segment operating income (loss) plus adjustments for plant closure and consolidation, severance and other. The Company presents this non-GAAP financial measure because the business segments have incurred significant restructuring and related expenses during the year-to-date periods. Adjusted segment operating income (loss) is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, earnings in accordance with GAAP. Adjusted segment operating income (loss) herein may not be comparable to similarly titled measures of other companies. The following table reconciles adjusted segment operating income (loss) to segment operating income (loss):

	Three Months Ended June 30,
	2026			2025
	(In millions)
	As reported	Adjustments	As adjusted	As reported	Adjustments	As adjusted
Supply Technologies	$18.5	$0.3	$18.8	$16.3	$0.4	$16.7
Assembly Components	5.3	0.3	5.6	5.6	0.5	6.1
Engineered Products	9.0	0.6	9.6	6.0	0.4	6.4
Corporate	(8.3)	0.1	(8.2)	(7.8)	—	(7.8)
Operating income - continuing operations	$24.5	$1.3	$25.8	$20.1	$1.3	$21.4

	Six Months Ended June 30,
	2026			2025
	(In millions)
	As reported	Adjustments	As adjusted	As reported	Adjustments	As adjusted
Supply Technologies	$36.0	$0.3	$36.3	$34.1	$0.4	$34.5
Assembly Components	10.2	0.7	10.9	10.9	0.7	11.6
Engineered Products	14.7	1.1	15.8	9.8	1.2	11.0
Corporate	(16.7)	0.5	(16.2)	(15.8)	—	(15.8)
Operating income - continuing operations	$44.2	$2.6	$46.8	$39.0	$2.3	$41.3

Note: Amounts above include non-controlling interest impact.